Exhibit 21.1
Amneal Pharmaceuticals, Inc.

Subsidiaries of the Registrant as of December 31, 2024:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Amedra Pharmaceuticals LLC	Delaware
Amneal Healthcare Private Ltd.	India
Amneal Complex Products, Research LLC	Delaware
Amneal EU, Limited	Ireland
Amneal Ireland Limited	Ireland
Amneal Ireland Holdings Limited	Ireland
Amneal Oncology Private Limited	India
Amneal Pharma Germany GmbH	Germany
Amneal Pharmaceuticals Private Limited	India
Amneal Pharmaceuticals Dutch Holding Company, LLC	Delaware
Amneal Pharmaceuticals Holding Gmbh	Switzerland
Amneal Pharmaceuticals LLC	Delaware
Amneal Pharmaceuticals of New York, LLC	Delaware
Amneal Singapore Private Ltd.	Singapore
Amneal UK Holding Company Limited	United Kingdom
Amneal Biosciences LLC	Delaware
Amneal Intermediate Inc.	Delaware
Amneal Biopharma Solutions Private Limited	India
Amneal Biopharma Synthesis Private Limited	India
AvKARE, LLC	Tennessee
Dixon-Shane LLC	Kentucky
Gemini Laboratories, LLC	Delaware
Impax Laboratories USA, LLC	California
Impax Laboratories, LLC	Delaware
Mountain, LLC	Delaware
Puniska Healthcare Mexico SA De CV	Mexico
Puniska Healthcare Kenya LTD	Kenya
RAKS Pharma Private Limited	India
Rondo Acquisition LLC	Delaware
Rondo Holdings, LLC	Delaware
Rondo Intermediate Holdings, LLC	Delaware
Rondo Partners, LLC	Delaware
Rondo Top Holdings, LLC	Delaware
Trail Services, LLC	Delaware